Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Synalloy Announces Board Authorization of Stock Purchase Program
Richmond, Va., February 22, 2019 (GLOBE NEWSWIRE) -- Synalloy Corporation (Nasdaq: SYNL) today announced that its Board of Directors authorized a stock repurchase program under which up to 850,000 shares of its outstanding common stock may be acquired in the open market over the next 24 months at the discretion of management.

The shares will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, depending on market conditions. Under the program, the purchases will be funded from available working capital, and the repurchased shares will be returned to the status of authorized, but unissued shares of common stock or held in treasury. There is no guarantee as to the exact number of shares that will be repurchased by the Company, and the Company may discontinue purchases at any time that management determines additional purchases are not warranted. As of February 20, 2019, the Company had 8,930,340 shares outstanding.

Craig C. Bram, President and CEO, said, “The Board believes that our current share price substantially undervalues the Company based on our record sales and earnings in 2018 and our forecast for continued growth in 2019. At our current valuation, the most prudent investment that the Company can make at this time is in our own shares.”

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements

This release includes and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Contact: Dennis Loughran at (804) 822-3266